Exhibit 99.1
March 5, 2008

By Facsimile

James Mackey
DE Shaw & Co.
39th Floor, Tower 45
120 West 45th Street
New York, NY 10036

Dear Mr. Mackey:

On behalf of all of the members of Endo’s Board of Directors, I would like to take this opportunity to respond to your letter and to share with you and all of our stockholders our considered views with respect to the appropriate strategic direction for Endo.  In this regard, we want to reassure you and all of our stockholders that we recognize and are focused on our fiduciary obligations, and we are committed to taking actions that will enhance value for all of Endo’s stockholders.

We were surprised by the statements in your letter that we have refused to meet with you.  I and another board member have met in person with you and other members of your team.  Further, we have discussed the matters you have raised in your letter with you and your team on a number of occasions. We have been and continue to be interested in the views of all our stockholders since they may be helpful in our decision making for Endo.

We agree with your view as stated in your letter that “our high quality numbers for the fourth quarter and full year 2007 highlight the strength and momentum of our underlying business and core assets.”  Indeed, we believe that these results highlight our focus on optimizing the value of our existing business, something that you urge us to do in your letter.  The selection of a CEO is key to this effort and to Endo’s future, and we believe it is important to select a chief executive officer to lead Endo to enhance stockholder value.  We will of course continue to consider proposals that enhance stockholder value, however we believe that an auction process like you suggest would be very disruptive to the Company and our employees, and harmful to our focus on our existing core business and on expanding our product portfolio.

James Mackey
DE Shaw & Co.
March 5, 2008
Page Two

In addition, we believe that a significant part of our job as directors of Endo is developing a strategic plan that will enhance stockholder value, and assisting management in implementing that plan.  Together with the Company’s financial advisors and consultants, we have conducted in-depth analyses of the Company’s business, including our strengths and weaknesses, in order to develop our view of the Company’s intrinsic value as well as the best ways of exploiting the Company’s strengths to enhance stockholder value.  We believe our announced strategy of expanding the Company’s product line and developing a balanced portfolio of differentiated products through selective acquisitions and in-licensing is the best way to accomplish these goals.

We also believe that one of the key elements to enhancing stockholder value is to reduce the Company's reliance on Lidoderm® and that a focused business development effort, particularly in pain management, will help in that effort.  As an example, the Company announced yesterday our license from Novartis of Voltaren® Gel, the first FDA-approved topical treatment for the relief of osteoarthritis pain.  Voltaren Gel, which is a nonsteroidal anti-inflammatory, or NSAID, medication, is an innovative product that will further enhance our leadership position in pain management while adding growth and diversification to our revenue base.  We are excited about this transaction because it results in an immediate diversification of our current product offering as well as expansion of our product line into mild-to-moderate pain.  We believe the short-term dilution from the transaction is outweighed by the prospects for this product.

On an on-going basis we review with our financial advisors the impact of our strategy on Endo’s balance sheet as well as alternative uses of Endo’s cash reserves.  Based upon that advice and the current state of the financing markets, we believe that Endo’s cash is a valuable asset in the execution of our strategy that puts Endo at a distinct advantage over competitors who are reliant on the credit markets to finance acquisitions and in-licensing opportunities.  We also believe that over-leveraging Endo– a company that has been virtually debt-free for many years – at today’s high cost of capital is unwise since it may well limit Endo’s flexibility in the current business environment.

In summary, we believe in Endo’s business, our employees and our specialty-focused platform.  However, we will consider seriously and, if appropriate, pursue any proposal, both before and after a new CEO is in place, that we believe would deliver enhanced value to the Company’s stockholders.  We look forward to Endo’s bright future.

Yours truly,

/s/ Roger H. Kimmel

Roger H. Kimmel
Chairman of the Board